Exhibit (24)

POWER OF ATTORNEY

The undersigned directors of AuguStar Variable Insurance Products Fund, Inc., (SEC File Nos. 811-3015 and 2-67464), a Maryland corporation (the "Company"), hereby constitute and appoint Kimberly A. Plante, Timothy Abbott and Thomas G. Mooney and all of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any mutual fund: Registration Statements on any form or forms under the Securities Act of 1933 and under the Investment Company Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and him or her or their substitutes being empowered to act with or without the others, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned Directors have hereunto set their hand on the date set forth below:

/s/ Christopher A. Carlson	February 29, 2024
Christopher A. Carlson	Date

/s/ Geoffrey Keenan	February 29, 2024
Geoffrey Keenan	Date

/s/ Lawrence Grypp	February 29, 2024
Lawrence Grypp	Date

/s/ Madeleine W. Ludlow	February 29, 2024
Madeleine W. Ludlow	Date

/s/ Julia W. Poston	February 29, 2024
Julia W. Poston	Date